Consent of Independent Registered Public Accounting Firm

The Board of Directors

WSFS Financial Corporation:

We consent to the use of our reports dated March 16, 2009, with respect to the consolidated statements of condition of WSFS Financial Corporation (the Company) as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2008 and the effectiveness of internal control over financial reporting as of December 31, 2008, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated March 16, 2009 on the consolidated statements of condition of the Company as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the three year period ended December 31, 2008, refers to the Company’s adoption of FASB Statement No. 123(revised), “Share Based Payment, a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation” effective January 1, 2006, FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109, effective January 1, 2007, and FASB Statement No. 157, “Fair Value Measurements”, effective January 1, 2008.

/s/ KPMG LLP

Philadelphia, PA

December 15, 2009